Exhibit 21.1

Subsidiaries of the Registrant

RRE Opportunity Holdings, LLC

Resource Real Estate Opportunity OP, LP

RRE 107th Avenue Holdings, LLC

RRE Westhollow Holdings, LLC

RRE Crestwood Holdings, LLC

RRE Iroquois Holdings, LLC

RRE Iroquois, LP

RRE Campus Club Holdings, LLC

RRE Cannery Holdings, LLC